FILED PURSUANT TO RULE 424(B)(3)
                                                   REGISTRATION NUMBER 333-77055

                   STICKER SUPPLEMENT TO SUPPLEMENT NO. 2 DATED OCTOBER 5, 1999;
                                          SUPPLEMENT NO. 2 DATED OCTOBER 5, 1999
                                                      TO BE USED WITH PROSPECTUS
                                                            DATED AUGUST 3, 1999


            SUMMARY OF SUPPLEMENT TO PROSPECTUS DATED AUGUST 3, 1999
                 (SEE THE SUPPLEMENT FOR ADDITIONAL INFORMATION)

Supplement  No.  2 dated October 5, 1999 (incorporating and replacing Supplement
   No. 1):
   (1) Reports on our purchase, either directly or through a subsidiary, of five Homewood Suites(Reg. TM) extended-stay hotels for an aggregate purchase price of $45,300,000
   (2) Reports on the short-term financing of 75% of the aggregate purchase price, or $33,975,000, secured by the properties and having a maturity date of October 1, 2000
   (3) Reports on the manner in which the hotels will be operated and managed, including a summary of the material contracts affecting these matters
   (4) Reports on the election of our Senior Vice President and Chief Operating Officer
   (5) Provides certain other information about us and the hotels we have purchased

          As of August 23, 1999, we had closed on the sale of 1,666,666.67 of our common shares at a price of $9 per share, representing completion of the minimum offering. As of September 22, 1999, we had closed on the sale of 865,470 of our common shares at a price of $10 per share. These sales, when combined, represent gross proceeds of $23,654,700, and proceeds net of selling commissions and marketing expenses of $21,289,230. We are continuing the offering at $10 per share in accordance with the prospectus.
          We have paid a real estate commission of $906,000, representing 2% of the aggregate purchase price for the hotels, to Apple Suites Realty Group, Inc., which is our real estate broker and is owned by our Chairman and Chief Executive Officer.